Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM
April 8, 2026

Capitol Federal Financial, Inc.
700 South Kansas Avenue
Topeka, Kansas 66603

Ladies and Gentlemen:
We have acted as special counsel to Capitol Federal Financial, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered pursuant to the Capitol Federal Financial, Inc. 2026 Omnibus Incentive Plan (the “Plan”).
In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the accuracy of certifications of public officials, government agencies and departments, and corporate officers and other individuals on which we are relying and have made no independent investigations thereof. In addition, we have assumed that the shares of Common Stock issuable pursuant to awards under the Plan will continue to be duly authorized at the respective times of such issuances, and that the agreements evidencing awards under the Plan will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization and other laws and legal principles affecting creditors’ rights).
Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the shares of Common Stock being so registered will be, when and if issued, sold and paid for in accordance with and as contemplated by the Plan, validly issued, fully paid and non-assessable.
In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this opinion. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.
We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.
Very truly yours,

        /s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP
SILVER, FREEDMAN, TAFF & TIERNAN LLP